As filed with the Securities and Exchange Commission on September 5, 2023

Registration No. 333-204317

Registration No. 333-205784

Registration No. 333-219871

Registration No. 333-220786

Registration No. 333-229712

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO Form S-8 Registration No. 333-204317

POST-EFFECTIVE AMENDMENT NO. 3 TO Form S-8 Registration No. 333-205784

POST-EFFECTIVE AMENDMENT NO. 2 TO Form S-8 Registration No. 333-219871

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-8 Registration No. 333-220786

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-8 Registration No. 333-229712

UNDER

THE SECURITIES ACT OF 1933

BLACK KNIGHT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-5265638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan

Black Knight, Inc. Employee Stock Purchase Plan

Black Knight 401(k) Profit Sharing Plan

(Full title of the plans)

Michael L. Gravelle

Executive Vice President and General Counsel

Black Knight, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and address of agent for service)

(904) 854-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Black Knight, Inc., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement No. 333-204317, filed with the Securities and Exchange Commission (the “SEC”) by Black Knight Financial Services, Inc., a Delaware corporation (“BKFS”) on May 20, 2015, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-204317, filed with the SEC by the Registrant, as the successor registrant to BKFS, on October 3, 2017, pertaining to the registration of 10,994,215 shares of the common stock of the Registrant, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”);

•

Registration Statement No. 333-205784, filed with the SEC by BKFS on July 21, 2015, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-205784, filed with the SEC by the Registrant, as the successor registrant to BKFS, on October 3, 2017 and as further amended by Post-Effective Amendment No. 2 to Registration Statement No. 333-205784, filed with the SEC by the Registrant, as successor registrant to BKFS, on October 3, 2017, pertaining to the registration of 5,000,000 shares of Common Stock reserved for issuance under the Black Knight, Inc. Employee Stock Purchase Plan;

•

Registration Statement No. 333-219871, filed with the SEC by BKFS on August 10, 2017, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-219871, filed with the SEC by the Registrant, as the successor registrant to BKFS, on October 3, 2017, pertaining to the registration of 7,500,000 shares of Common Stock reserved for issuance under the 2015 Plan;

•

Registration Statement No. 333-220786, filed with the SEC on October 3, 2017, pertaining to the registration of 5,000,000 shares of Common Stock reserved for issuance under the Black Knight 401(k) Profit Sharing Plan; and

•	Registration Statement No. 333-229712, filed with the SEC on February 15, 2019, pertaining to the registration of 714,088 shares of Common Stock reserved for issuance under the 2015 Plan.

On September 5, 2023, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 4, 2022 (as amended on March 7, 2023, the “Merger Agreement”), among Intercontinental Exchange, Inc., a Delaware corporation (“ICE”), Sand Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of ICE (“Sub”), and the Registrant, Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of ICE (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on September 5, 2023.

BLACK KNIGHT, INC.

By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.